Exhibit 10.2

AMENDMENT TO THE
2012 & 2013 PERFORMANCE SHARE UNIT AWARD AGREEMENTS

This Amendment (“Amendment”) to the Performance Share Unit Agreement between ManpowerGroup Inc. (the “Corporation”) and _______________  (“Employee”) dated February 15, 2012 (the “2012 PSU Award”) and the Performance Share Unit Agreement between the Corporation and Employee dated February 13, 2013 (the “2013 PSU Award”), is made effective as of the 1st day of May, 2014.

1.           Vesting Upon Retirement, Involuntary Termination of Employment without Cause or Voluntary Termination of Employment for Good Reason.  Paragraph 4 of the 2012 PSU Award and the 2013 PSU Award is amended in its entirety to state:

“Termination of Employment .  Except as otherwise provided in the Plan and except as otherwise provided in this Agreement, Employee must be an employee of ManpowerGroup continuously from the date of this Award until the last day of each of the First Service Period and Second Service Period in order for Employee to become vested in any Performance Share Units he or she may earn hereunder.  Notwithstanding the foregoing, Section 10(d) of the Plan, regarding the earning and accelerated vesting of Awards upon a death, Disability, or Retirement shall not apply to this Agreement.  Instead, upon Employee’s death,  Disability, Retirement, involuntary termination of employment (other than for Cause), or voluntary termination of employment with Good Reason during either of the Service Periods, Employee will immediately become vested in the number of Performance Share Units that Employee would have received if Employee had remained an Employee until the last day of the Second Service Period, determined in accordance with the actual OPMP achieved at the end of the Performance Period, less any Performance Share Units settled in Shares to Employee under this Agreement prior to the date of such death, Disability, Retirement, involuntary termination of employment (other than for Cause) or voluntary termination of employment with Good Reason.”

2.           409A and Payment Timing.  The third sentence of Paragraph 3 of the 2012 PSU Award and the 2013 PSU Award is amended and restated to state:

“Further, to the extent that Performance Share Units granted hereunder become earned and vested upon the Employee’s Retirement, involuntary termination of Employment (other than for Cause) or voluntary termination of employment for Good Reason, if required in order to avoid the imposition of a Section 409A penalty tax to the Employee, such Performance Share Units shall be settled in Shares on the first business day after the date that is six (6) months after the date of the Employee’s “separation of service” as such term is defined under Section 409A of the Code.”

3.           Miscellaneous.  Unless otherwise amended hereby, the provisions of the 2012 PSU Award and the 2013 PSU Award shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Amendment to be executed as of the date and year first above written.

ManpowerGroup Inc.

By:
____________________________

The undersigned Employee hereby accepts the foregoing amendments of performance share unit grants and agrees to the several terms and conditions hereof and of the Plan.

_______________________________
Employee

Exhibit 10.